CERTAIN CONFIDENTIAL INFORMATION MARKED [***] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
AMENDMENT NO. 3
TO COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT
This Amendment No. 3 to the Collaboration and Exclusive License Agreement (this “Amendment”) effective as of October 23, 2020 (the “Amendment Date”), is entered into is made by and between (i) AnaptysBio, Inc., a Delaware corporation, having a place of business at 10421 Pacific Center Court, Suite 200, San Diego, California 92121 (“AnaptysBio”), and (ii) TESARO, Inc., a Delaware corporation, having a place of business at 1000 Winter Street, Suite 3300, Waltham, Massachusetts 02541 (“TESARO US”) and TESARO Development, Ltd., a Bermuda corporation, having its principal office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (together with TESARO US, “TESARO Collectively, AnaptysBio and TESARO are referred to as the “Parties” and, individually, as a “Party”.
WHEREAS, the Parties previously entered into that certain Collaboration and Exclusive License Agreement dated as of March 10, 2014 and as amended by Amendment No. 1 dated November 28, 2014 and Amendment No. 2 dated February 29, 2016 (the “Agreement”);
WHEREAS, AnaptysBio and TESARO US are also parties (along with GlaxoSmithKline LLC (“GSK”)) to that certain Confidential Settlement Agreement of even date herewith (the “Settlement Agreement”);
    WHEREAS, AnaptysBio, TESARO US, and GSK are contemporaneously entering into the Settlement Agreement, of which this Amendment is an exhibit and integral component; and
WHEREAS, the Parties wish to amend the Agreement in certain respects on the terms and conditions set forth herein.
NOW THEREFORE, capitalized terms not defined in this Amendment shall have the meaning ascribed in the Agreement, and the Parties hereby agree as follows:
1.Amendment of the Collaboration Agreement. The following Sections of the Agreement are hereby amended as follows:
1.1    "Development Program Meetings. Section 4.6 of the Agreement is hereby rescinded and replaced in its entirety as follows:
“4.6    Joint Review Committee.
(a)    Within [*] days after the Amendment Date, the Parties will establish a Joint Review Committee (“JRC”) comprised of equal representation from AnaptysBio and TESARO or TESARO Affiliates.
(b)    The purpose of the JRC is for TESARO:

(i)to inform AnaptysBio regarding future activities planned by TESARO and TESARO Affiliates with respect to the ongoing Development Programs and Products, including [*];
(ii)to update AnaptysBio regarding the conduct by TESARO or TESARO Affiliates clinical trials involving Products that have [*], and
(iii)to update AnaptysBio regarding commercialization of Products worldwide. The JRC will meet once every [*] months (unless otherwise agreed) and all updates and information provided will be subject to TESARO’s or TESARO’s Affiliates’ confidentiality obligations to Third Parties. TESARO will advise AnaptysBio with regard to any material changes to the Development Programs and commercialization of Products anticipated relative to the updates provided at the most recent prior JRC meeting.
(c)     [*]
(d)     In the event of the [*], as to which AnaptysBio shall give Tesaro prompt notice there will be no further obligation for the JRC to address matters pertaining to that Product. Should there no longer be any Product as to which AnaptysBio or its Affiliates has the right to receive the royalties of Net Sales from TESARO, then the JRC shall be disbanded and the obligations of TESARO and its Affiliates under this Section 4.6 (a) to (c) shall cease. No purchaser of AnaptysBio’s royalty rights will be entitled to participate in the JRC. In addition, the JRC will terminate at such time as TESARO or its Affiliates ceases research, development, or commercialization efforts for all Products.”
1.2    Exclusivity.
1.2.1    Section 5.3(b) of the Agreement is hereby rescinded and replaced in its     entirety as follows:
“5.3(b) During the Exclusivity Period, and except with respect to a Product pursuant to this Agreement and/or niraparib, TESARO shall not [*] For the sake of clarity, any research, development, manufacturing and/or commercialization by TESARO and/or its Affiliates of a Target Antagonist that is not a Product in combination with or otherwise with respect to niraparib or a Product is permitted under the Agreement.”
1.2.2    Section 5.3(e) of the Agreement is hereby rescinded and replaced in its entirety as follows:[*]

1.4    Earned Royalties. Section 6.4(a) of the Agreement is hereby rescinded and replaced in its entirety as follows:
“With respect to Net Sales of dostarlimab, TESARO shall pay AnaptysBio a royalty on Net Sales as follows:

Worldwide Annual Net Sales of a Product (on a Product-by Product basis) during the applicable calendar year during the Royalty Term:	Royalty Rate Applicable to a Product:
Portion less than or equal to $1 billion:	8%
Portion greater than $1 billion, but less than or equal to $1.5 billion:	12%
Portion greater than $1.5 billion, but less than or equal to $2.5 billion:	20%
Portion greater than $2.5 billion:	25%

With respect to Net Sales of Product resulting from a Development Antibody other than dostarlimab, on a Product-by-Product basis, TESARO shall pay AnaptysBio a royalty on Net Sales as follows:

Worldwide Annual Net Sales of a Product (other than dostarlimab) (on a Product-by Product basis) during the applicable calendar year during the Royalty Term:	Royalty Rate Applicable to a Product:
Portion less than or equal to $[*]:	[*]%
Portion greater than $[*], but less than or equal to $[*]:	[*]%
Portion greater than $[*], but less than or equal to $[*]:	[*]%
Portion greater than $[*], but less than or equal to $[*]:	[*]%
Portion greater than $[*]:	[*]%
1.5    Royalty Payments and Reports. Section 7.3 of the Agreement is hereby rescinded and replaced in its entirety as follows:
    “TESARO or its Affiliates shall make written reports and quarterly royalty payments under this Agreement to AnaptysBio within [*] days after the end of each calendar quarter covering Net Sales of Products during such calendar quarter, each such written report in reasonable detail [*]. Concurrent with the delivery of each such report, TESARO or its Affiliates shall make the royalty payment due to AnaptysBio for the calendar quarter covered by such report.”

1.6    Section 8.1 of the Agreement is hereby amended by adding the following to the end of Section 8.1:
“Dostarlimab Clinical Trials. An agreed-upon list of clinical trials that TESARO and GSK plan to conduct or are currently conducting involving dostarlimab is attached to this Agreement as Exhibit D. [*]”
1.7    Exhibit D. The Agreement is hereby amended by adding Exhibit D attached to this Amendment.
2.    Payment to AnaptysBio. TESARO or its Affiliates shall pay AnaptysBio the sum of sixty million US Dollars (US$60 million) by wire transfer within 30 days of the Amendment Date to the following account:
[*]
Upon request, AnaptysBio shall promptly provide TESARO with an invoice reflecting the amount and date due. [*] The Parties agree that it is a condition precedent to the payment obligation of this Paragraph 2 AnaptysBio shall have first dismissed the Delaware Chancery Court case captioned, AnaptysBio, Inc. v. Tesaro, Inc. and GlaxoSmithKline LLC, C.A. No. 2020-0690-KSJM with prejudice as set forth in Paragraph 3 of the Settlement Agreement.
3.Press Release. Public disclosure of the terms of this Amendment are subject to Section 11.2 of the Agreement and Sections 13 and 14 of the Settlement Agreement.
4.Authority. The Parties each represent and warrant that (i) this Amendment, and all terms and conditions thereof, have been duly authorized by all required corporate action on behalf of such party, and (ii) the individual executing this Amendment below on behalf of such party has been duly authorized to do so, and has the authority necessary to bind such party. The Parties further acknowledge, agree, and confirm that each has relied upon the foregoing representations in entering into this Amendment.
5.Miscellaneous. This Amendment shall be effective after both of the following occur: (i) this Amendment is executed by the Parties (such executions may be in separate counterparts and by original signature or copy); and (ii) the Settlement Agreement is executed by AnaptysBio, TESARO US, and GSK; and the Amendment once effective shall have an effective date for all purposes as of the Amendment Date. Except as expressly modified herein, the Agreement shall continue to remain in full force and effect in accordance with its terms. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 3 to Collaboration and Exclusive License Agreement to be duly executed by their respective duly authorized representatives effective as of the Amendment Date.

TESARO, INC. By: /s/ Justin T. Huang Name: Justin T. Huang Title: Vice President & Secretary	ANAPTYSBIO, INC. By: /s/ Hamza Suria Name: Hamza Suria Title: President & CEO
TESARO, DEVELOPMENT, LTD. By: /s/ Justin T. Huang Name: Justin T. Huang Title: Director

Exhibit D
Clinical Trials Involving Dostarlimab

Name of Study	Clinicaltrials.gov Description
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]